urban-gro, Inc. Granted Extension by Nasdaq to Regain Compliance

LAFAYETTE, Colo., January 29, 2025 – urban-gro, Inc. (NASDAQ: UGRO) ("urban-gro" or the "Company"), an integrated professional services and Design-Build firm offering solutions to the Controlled Environment Agriculture (“CEA”) and other commercial sectors, today announced that it has received an exception from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) to regain compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”). This exception extends to February 18, 2025 the deadline for the Company to file its Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 2024 and September 30, 2024 and to file restatements of the Company’s previously issued financial statements relating to annual and quarterly periods during fiscal years ended December 31, 2022 and December 31, 2023 and for the fiscal quarter ended March 31, 2024.

As previously disclosed, the delay in filing is primarily attributable to the Company’s change in auditor and their ongoing comprehensive audit and review process related to the restatement of historical financial statements. While this process requires additional time to ensure accuracy and completeness of the Company's financial reporting, the extension granted by Nasdaq has no immediate effect on the listing of the Company's common stock on the Nasdaq Capital Market.

About urban-gro, Inc.
urban-gro, Inc.® (Nasdaq: UGRO) is an integrated professional services and Design-Build firm. We offer value-added architectural, engineering, and construction management solutions to the Controlled Environment Agriculture ("CEA"), industrial, healthcare, and other commercial sectors. Innovation, collaboration, and creativity drive our team to provide exceptional customer experiences. With offices across North America and in Europe, we deliver Your Vision - Built. Learn more by visiting www.urban-gro.com

Safe Harbor Statement
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “will,” “expects,” “anticipates,” “may,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The forward-looking statements in this press release include, without limitation, the expected scope of the material misstatements identified in this press release, the Company’s ability to remain listed on Nasdaq, and the expected timing of filing restated periodic reports and the Forms 10-Q for the Company's second and third fiscal quarters of 2024. These and other forward-looking statements are based on the current expectations, forecasts, beliefs and assumptions of the Company's management and are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including, among others, our ability to meet the other continued listing rules of Nasdaq and whether Nasdaq exercises its discretion, if necessary, to grant an extension period based on any plan of compliance we submit. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Investor Contacts:
Jeff Sonnek - ICR, Inc.
(720) 730-8160
investors@urban-gro.com

Media Contact:
Barbara Graham – urban-gro, Inc.
(720) 903-1139
media@urban-gro.com

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